NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Completes Tie-in of Vanscoy Expansion, Restarts

Potash Production

December 31, 2014

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it has restarted potash production at its Vanscoy facility after completing a major turnaround to tie in its one million tonne expansion project. The facility is expected to ramp up production during the first half of 2015, with the target production volume unchanged at 2.1 million tonnes for 2015.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America and Australia. With competitive advantages in nutrient production and the leading global distribution network, Agrium’s strategy is to bring value to our customers by providing the crop inputs and services required to feed a growing world. We focus on maximizing shareholder returns by driving operational excellence across our businesses, pursuing accretive growth opportunities and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com